Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Shaw Senior Vice President, Risk Manager and Financial Accounting Officer Intermountain Community Bancorp (509) 944-3888 carolyng@intermountainbank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES SECOND QUARTER RESULTS, STRONG LIQUIDITY AND CAPITAL POSITION
Sandpoint, Idaho, July 28, 2009 — Intermountain Community Bancorp (OTCBB — IMCB.OB), the holding company for Panhandle State Bank, announced second quarter 2009 financial results today. The net loss applicable to common shareholders, which includes payment of $415,000 in preferred dividends, was $11.4 million, compared to a net loss applicable to common shareholders of $532,000 in the first quarter of 2009 and net income of $2.3 million for the same period a year ago. The decline in earnings over second quarter 2008 reflected significant increased provisions for loan losses totaling $18.7 million compared to $2.1 million in the same period a year ago, as the Company added to its reserve for loan losses and adjusted real estate loan and property valuations down to reflect continuing declines in its local markets. The Company continues to maintain conservative capital and liquidity positions to buffer against the weak economy and its impact on the Company’s loan portfolio. The Company’s regulatory capital ratios are well in excess of the standards set for “well capitalized” institutions by the FDIC. The Total Risked Based Capital Ratio and Tier 1 Leverage Ratio remain strong at estimated levels of 13.3% and 9.9%, respectively. In addition, because of conservative balance sheet management, the Company maintained approximately $80.9 million in immediately accessible cash equivalents and unpledged liquid marketable securities at June 30, 2009. The Company’s core deposit base also continued to grow, and it maintained access to over $158.3 million in other funding sources.
“The adverse economy continues to impact residential lending activity and valuations and is now beginning to substantially affect the commercial real estate market,” noted Chief Executive Officer Curt Hecker. “Although banks in the Pacific Northwest did not experience the economic downturn and resulting credit losses as early as many other areas, local regional banks are now feeling the full effect of the recession in their loan portfolios. The increase in the loan loss provision is due to increasing non-performing loans coupled with declining real estate values, primarily in the residential land and construction portfolio. As we obtain new appraisals on our problem loans, we continue to see rapidly declining real estate values in our southern Idaho markets,” he added.
“We continue to focus on maintaining a strong capital position, high levels of liquidity and solid reserves against loan losses while we move through this prolonged downturn,” added Hecker. “Our proactive approach to working with struggling customers, and the local stimulus efforts we are creating through our Powered By Community initiative, are helping to build positive change in our communities. The beginning signs of recovery are in sight, and our efforts are building momentum for the future.”

Assets for the Company remained steady at $1.1 billion, while deposits increased $85.9 million or 11.6% over June 30, 2008. After payment of the preferred stock dividend, the net loss per fully diluted share applicable to common shareholders for second quarter 2009 was $1.37 compared to fully diluted earnings per share of $0.27 during the same period in 2008.
2009 Highlights
•	Deposits increased $85.9 million year over year and $16.3 million from March 31, 2009 to June 30, 2009

•	Total assets increased $58.3 million or 5.6% over the same period one year ago

•	Capital ratios remained strong in the second quarter and are substantially above regulatory “well capitalized” levels; Risk Based Capital Ratio is estimated at 13.3% and Tier 1 Leverage Ratio is estimated at 9.9%

•	Liquidity, as represented by cash and cash equivalents, marketable securities, local deposit growth and borrowing line availability, remained strong in the second quarter and continues at historically high levels

•	Net interest margin continued to improve, as the Company’s earning asset yield stabilized and its cost of interest-bearing liabilities decreased

•	The Company was again named as one of the best places to work in Idaho by The Idaho Business ReviewTM in partnership with POPULUSTM, reflecting the strong employee and community focus the Company has maintained during these challenging times

•	The Company continues to benefit its customers and communities through its Powered by Community initiative. Recent efforts include raising over $23,000 for local food banks and $21,000 for the Mentoring Network Inc. TM

•	The Company announced its “Catch the Real Estate Deal of a Lifetime” promotion, offering great deals on bank owned or financed homes, lots and other properties.
Earnings Results Summary:
Net loss applicable to common shareholders for the quarter ended June 30, 2009 totaled $11.4 million, compared to a net loss applicable to common shareholders of $532,000 in the first quarter of 2009 and net income of $2.3 million in the second quarter of 2008. For the first six months of 2009, the net loss applicable to shareholders was $11.9 million versus net income of $3.9 million in the same period of 2008.
Net interest income before provision for loan losses totaled $10.2 million for the quarter ended June 30, 2009, an increase of $310,000, or 3.1%, from the first quarter 2009 (sequential quarter) and a decline of $964,000 from the second quarter of 2008. The improvement from the sequential quarter reflected improved margin, as asset yields stabilized and funding costs dropped. The deterioration from 2008 resulted from the Company’s move to a more conservative, lower-yielding asset mix and rapidly declining asset yields in the second half of 2008, as market rates decreased substantially. At quarter end, the margin was 4.11%, versus 4.03% for the sequential quarter and 4.79% for the same quarter last year. A 0.10% drop in the cost of interest-bearing liabilities produced the sequential quarter improvement, as funding costs continued to decline. The margin improved despite the dampening effect of maintaining a conservative and liquid asset mix in low yielding cash equivalent investments. Reversal of interest on loans placed in non-accrual status also reduced the margin by approximately 27 basis points during the three months ended June 30, 2009.

The provision for losses on loans totaled $18.7 million for the second quarter of 2009, compared to a provision of $2.8 million in the sequential quarter and $2.1 million for the second quarter of 2008. Net charge offs for the current quarter totaled $11.8 million compared to $1.8 million in the sequential quarter and $1.2 million for June 30, 2008. Second quarter chargeoffs reflect continued weakness and writedowns in the Company’s residential construction and development portfolio, primarily in southern Idaho. The Company also added substantially to its reserve for loan losses, increasing the loan loss allowance to total loans ratio to 3.31% at June 30, 2009, compared to 2.35% at March 31, 2009 and 1.62% at June 30, 2008.
“The substantial increase in our allowance for loan losses, which is above industry average and provides additional protection against future loan losses, reflects the Company’s view of the impact of ongoing economic issues on the Company’s loan portfolio,” noted CEO Hecker.
Other income for the second quarter totaled $2.7 million, compared to $3.5 million for the sequential quarter and $5.2 million for the second quarter 2008. Other income for both the sequential quarter and the three months ended June 30, 2008 included pre-tax gains on the sale of investment securities of $1.3 million and $2.2 million, respectively. In contrast, the Company did not sell investment securities in the quarter ended June 30, 2009. Fees and service charges increased $217,000 from the sequential quarter, largely driven by increases in deposit account fees. Loan related fee income increased by $123,000 from the sequential quarter due to higher mortgage loan sale volumes. Secured credit card contract income continues to decline in 2009 as credit-wary borrowers further reduce credit card application volumes.
Following newly issued accounting guidance, the Company recorded an other-than-temporary- impairment (“OTTI”) of $1.75 million, including a credit loss impairment of $244,000 in the first quarter of 2009. The Company did not record an OTTI for the second quarter of 2009.
Non-interest expense for the second quarter of 2009 totaled $12.7 million, an increase of $1.9 million over the sequential quarter and an increase of $2.0 million over second quarter 2008. The increases in non-interest expense reflect significant FDIC insurance premium expenses and writedowns on the Company’s other real estate owned (“OREO”) portfolio.
Employee compensation and benefits expense decreased $53,000 or 0.9%, over the March 31, 2009 three-month period as a result of decreased staffing levels and lower incentive expense. Employee compensation and benefits expense increased $123,000, or 2.2% compared to the same period one year ago, a comparison which is impacted by the reversal of $640,000 in executive compensation expense in second quarter 2008 related to the termination of an executive bonus plan. For the first six months of 2009, compensation and benefits expense decreased $1.1 million, or 9.0% below the comparable period in 2008, even with the 2008 adjustment noted above. Efforts to control compensation expense continue in 2009, as the Company has suspended salary increases for executives and officers, maintained a hiring freeze and reduced other compensation plans.
Occupancy expenses decreased $160,000 for the three-month period ended June 30, 2009 compared to the sequential quarter and $131,000 from the same period one year ago. The decreases were comprised of a decrease in computer hardware and software expenses as additional cost control measures have been implemented. The Company expects these expenses to continue declining in 2009, as it has postponed building expansion plans, limited new hardware and software purchases, and has started leasing out excess space in its Company headquarters building.

Other expenses increased $2.0 million for the three-month period over the same period last year and increased $2.1 million from the first quarter of 2009. The increases reflect a $1.3 million increase in FDIC insurance expense from the sequential quarter related to one-time adjustments and a special assessment, and $1.2 million in OREO write-downs and expense.
Balance Sheet and Loan Portfolio Quality Summary:
As of June 30, 2009, assets totaled $1.1 billion, an increase of $12.8 million, or 1.2%, over March 31, 2009, and an increase of $58.3 million, or 5.6% over June 30, 2008. Total deposits increased $16.3 million, or 2.0%, over March 31, 2009, and loans receivable decreased $12.8 million, or 1.8%, over the same period. Total deposits increased $85.9 million, or 11.6%, from June 30, 2008 to a total of $827.5 million, while loans receivable decreased $71.5 million, or 9.1%, to a total of $710.3 million over the same time period.
Interest bearing checking accounts and retail CD growth generated most of the deposit growth, as the Company continued to focus on gathering low-cost retail deposits to build both its customer base and long-term franchise value. The deposit growth from the previous year occurred despite lower rates and a competitive deposit environment, and reflected improved sales and marketing efforts by bank staff.
Conservative balance sheet management and credit underwriting, along with lower borrowing demand from credit-worthy borrowers, combined to create the decrease in the Company’s loan volume during the second quarter. As part of its Powered by Community initiative, the Company continues to pursue quality lending initiatives to ensure the credit needs of its customers and communities are met.
Reflective of the challenging economy and increasing weakness in the real estate markets, the Company’s overall credit portfolio remained pressured. Non-performing assets increased to $41.1 million at June 30, 2009, compared to $38.4 million at March 31, 2009 and $12.6 million at June 30, 2008. Non-performing loans totaled $27.5 million at June 30, 2009, versus $29.3 million and $9.7 million at March 31, 2009 and June 30, 2008, respectively. Other real estate owned totaled $13.7 million at June 30, 2009, versus $9.1 million and $2.8 million at March 31, 2009 and June 30, 2008, respectively. Non-performing assets comprised 3.73% of total assets at June 30, 2009 compared to 3.52% at March 31, 2009 and 1.20% at June 30, 2008. The 30-day and-over loan delinquency rate was 2.10% at June 30, 2009, versus 1.91% and 0.29% at March 31, 2009 and June 30, 2008, respectively.
Residential land and construction assets continue to comprise most of the non-performing loan and other-real-estate owned totals, reflecting the ongoing severe weakness in the housing market. In particular, the Company’s southern Idaho markets have deteriorated, while its northern Idaho and Spokane markets continue to be more stable. The Company has not seen widespread deterioration in its other portfolios, and does not have the same concentrated exposure to commercial real estate or other segments as it did to the residential sector. While elevated levels of non-performing assets are likely to continue for the next several quarters, the Company is moving more aggressively towards resolving or liquidating its position in these assets quickly. Management continues to hold strong capital and build loan loss reserve positions to offset continuing economic pressures on its loan portfolio.
Available-for-sale investments totaled $184.2 million at June 30, 2009, a decrease of $11.8 million, or 6.0%, over March 31, 2009, and an increase of $52.8 million, or 40.2%, over June 30, 2008.

Much of the decrease from the sequential quarter reflected normal paydowns and prepayments on mortgage-backed securities as low interest rates increased refinancing activity. The significant increase over 2008 reflected management’s decision to maintain a more conservative balance sheet by purchasing higher levels of liquid marketable securities.
Office properties and equipment totaled $42.9 million at June 30, 2009, a decrease of $765,000, or 1.8%, over March 31, 2009, and a decrease of $2.4 million, or 5.3%, over June 30, 2008. The decreases over prior periods primarily reflect depreciation, combined with a reduction in new equipment, software, hardware and building purchases.
As of June 30, 2009, Federal Home Loan Bank advances totaled $36.0 million, a decrease of $10.0 million from March 31, 2009 and a decrease of $18.0 million from June 30, 2008. Other borrowings totaled $39.5 million, a decrease of $1.1 million from March 31, 2009, and a decrease of $1.1 million over June 30, 2008. In May 2009, the Company refinanced its existing $23.1 million holding company credit line used to construct the Sandpoint Center into three longer-term, amortizing loans. The Company anticipates repaying these loans through the sale of the Sandpoint Center building. At June 30, 2009, the Company maintained borrowing line availability of $158.3 million, providing additional liquidity for the Bank.
Shareholders’ equity totaled $98.6 million at June 30, 2009, a decrease from the first quarter of $10.8 million and an increase of $8.0 million over June 30, 2008. The decline from the first quarter reflects the Company’s net loss and the payment of preferred stock dividends to the U.S. Treasury on the funds received through the Treasury’s Capital Purchase Program, offset by a small increase in the market value of the available-for-sale investment portfolio. The increase from a year ago includes the impact of the December 2008 issuance of $27.0 million of preferred stock to the U.S. Treasury, offset by the Company’s operating loss and a decrease in the market value of the available-for-sale investment portfolio. Book value per common share at June 30, 2009 totaled $8.76 compared to $10.06 at March 31, 2009, and $10.90 at June 30, 2008. Tangible book value per common share totaled $7.31 versus $8.60 at March 31, 2009 and $9.42 at June 30, 2008.
About Intermountain Community Bancorp:
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board, ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,	June 30,
	2009	2009	2008
	(Dollars in thousands,
	except per share amounts)
ASSETS

Cash and cash equivalents	$80,605	$54,436	$34,429
Loans receivable, net	710,311	723,160	781,786
Loans held for sale	4,453	3,545	1,652
Investments and asset-backed securities (“ABS”) available for sale	184,168	195,980	131,319
Investments and ABS held to maturity	17,395	17,575	11,274
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,485
Office properties and equipment, net	42,860	43,625	45,250
Goodwill	11,662	11,662	11,662
Other intangible assets, net	507	542	649
Bank-owned life insurance	8,217	8,127	7,869
Other real estate owned	13,650	9,052	2,839
Prepaid expenses and other assets	27,742	21,111	14,353

Total assets	$1,103,880	$1,091,125	$1,045,567

LIABILITIES
Deposits	$827,546	$811,286	$741,635
Advances from Federal Home Loan Bank	36,000	46,000	54,000
Repurchase agreements	94,380	76,512	110,320
Other borrowings	39,507	40,603	40,632
Accrued expenses and other liabilities	7,862	7,367	8,433

Total liabilities	1,005,295	981,768	955,020

STOCKHOLDERS’ EQUITY
Common stock	78,391	78,319	76,241
Preferred stock	25,303	25,226	—
Accumulated other comprehensive income (loss), net of tax (1)	(6,170)	(6,666)	(1,428)
Retained earnings	1,061	12,478	15,734

Total stockholders’ equity	98,585	109,357	90,547

Total liabilities and stockholders’ equity	$1,103,880	$1,091,125	$1,045,567

Book value per common share, excluding preferred stock	$8.76	$10.06	$10.90
Tangible Book Value per common share, excluding preferred stock (2)	$7.31	$8.60	$9.42
Shares outstanding at end of period	8,365,726	8,361,472	8,303,769
Shareholders’ Equity to Total Assets	8.93%	10.02%	8.66%
Tangible Shareholders’ Equity to Tangible Assets (3)	7.92%	9.00%	7.57%
Tangible Common Equity to Tangible Assets	5.60%	6.67%	7.57%

(1)	Net of deferred income taxes

(2)	Amount represents common shareholders’ equity less net goodwill and other intangible assets divided by total shares outstanding

(3)	Amount represents shareholders’ equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$11,703	$11,648	$13,942
Investments	2,780	2,699	1,899

Total interest income	14,483	14,347	15,841

Interest expense:
Deposits	3,245	3,342	3,275
Borrowings	1,026	1,103	1,390

Total interest expense	4,271	4,445	4,665

Net interest income	10,212	9,902	11,176

Provision for losses on loans	(18,684)	(2,770)	(2,140)

Net interest income after provision for losses on loans	(8,472)	7,132	9,036

Other income:
Fees and service charges	1,886	1,669	2,342
Loan related fee income	663	540	385
Net gain on sale of securities	—	1,295	2,182
Other-than-temporary impairment	—	(244)	—
(impairment loss of $244, consisting of $1,751 of total other-than-temporary impairment losses, net of $1,507 recognized in other comprehensive income, for the quarter ended March 31, 2009)
Bank-owned life insurance	90	90	81
Other income	66	163	241

Total other income	2,705	3,513	5,231

Operating expenses:
Salaries and employee benefits	5,653	5,706	5,530
Occupancy expense	1,808	1,968	1,939
Other expenses	5,206	3,098	3,166

Total operating expenses	12,667	10,772	10,635

Income (loss) before income taxes	(18,434)	(127)	3,632
Income tax (provision) benefit	7,432	9	(1,363)

Net income (loss)	(11,002)	(118)	2,269

Preferred stock dividend	415	414	—

Net income (loss) applicable to common shareholders	$(11,417)	$(532)	$2,269

Earnings per share — basic	$(1.37)	$(0.06)	$0.27
Earnings per share — diluted	$(1.37)	$(0.06)	$0.27

Weighted-average common shares outstanding — basic	8,362,402	8,348,238	8,286,087
Weighted-average common shares outstanding — diluted	8,362,402	8,348,238	8,534,186

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2009	2008
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$23,351	$28,960
Investments	5,479	4,082

Total interest income	28,830	33,042

Interest expense:
Deposits	6,588	7,304
Borrowings	2,128	3,237

Total interest expense	8,716	10,541

Net interest income	20,114	22,501

Provision for losses on loans	(21,454)	(2,398)

Net interest income after provision for losses on loans	(1,340)	20,103

Other income:
Fees and service charges	3,555	4,346
Mortgage banking operations	1,204	791
Net gain (loss) on sale of securities	1,295	2,182
Other than temporary impairment on investments	(244)	—
(impairment loss of $244, consisting of $1,751 of total other-than-temporary impairment losses, net of $1,507 recognized in other comprehensive income, for the six months ended June 30, 2009)
Bank-owned life insurance	180	156
Other income	228	535

Total other income	6,218	8,010

Operating expenses:
Salaries and employee benefits	11,358	12,476
Occupancy expense	3,776	3,591
Other expenses	8,304	5,827

Total operating expenses	23,438	21,894

Income before income taxes	(18,560)	6,219
Income tax (provision) benefit	7,440	(2,296)

Net income (loss)	(11,120)	3,923

Preferred stock dividend	829	—

Net income applicable to common shareholders	$(11,949)	$3,923

Earnings per share — basic	$(1.43)	$0.47
Earnings per share — diluted	$(1.43)	$0.46

Weighted-average common shares outstanding — basic	8,355,359	8,278,596
Weighted-average common shares outstanding — diluted	8,355,359	8,549,144

INTERMOUNTAIN COMMUNITY BANCORP
KEY PERFORMANCE RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Net Interest Spread:
Yield on Loan Portfolio	6.25%	6.27%	7.17%	6.26%	7.53%
Yield on Investments & Cash	4.57%	4.52%	4.90%	4.53%	5.04%

Yield on Interest-Earning Assets	5.84%	5.84%	6.79%	5.84%	7.10%

Cost of Deposits	1.59%	1.71%	1.83%	1.65%	2.02%
Cost of Advances	4.19%	3.96%	3.84%	4.06%	4.11%
Cost of Borrowings	2.13%	2.02%	2.46%	2.07%	3.17%

Cost of Interest-Bearing Liabilities	1.76%	1.86%	2.03%	1.81%	2.30%

Net Interest Spread	4.08%	3.98%	4.76%	4.03%	4.80%

Net Interest Margin	4.11%	4.03%	4.79%	4.07%	4.83%

Performance Ratios:
Return on Average Assets	-4.02%	-0.04%	0.88%	-2.04%	0.76%
Return on Average Common Shareholders’ Equity	-58.18%	-2.54%	10.00%	-29.77%	8.68%
Return on Average Common Tangible Equity	-68.84%	-2.98%	11.54%	-35.07%	10.03%
Operating Efficiency	98.07%	80.30%	64.82%	89.01%	71.76%
Noninterest Expense to Average Assets	4.63%	3.98%	4.15%	4.30%	4.24%

INTERMOUNTAIN COMMUNITY BANCORP
LOAN DATA

	June 30,	March 31,	June 30,
	2009	2009	2008
	(Dollars in thousands)

Net Charge-Offs to Average Net Loans (Annualized)	6.29%	0.96%	0.61%
Loan Loss Allowance to Total Loans	3.31%	2.35%	1.62%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$2,966	$709	$250
Nonaccrual Loans	24,532	28,606	9,485

Total Nonperforming Loans	27,498	29,315	9,735
OREO	13,650	9,052	2,839

Total Nonperforming Assets (“NPA”)	$41,148	$38,367	$12,574

NPA to Total Assets	3.73%	3.52%	1.20%
NPA to Net Loans Receivable	5.79%	5.29%	1.61%
NPA to Risk Based Capital (Bank) (1)	38.51%	29.53%	11.67%
NPA to Tangible Equity + Allowance for Loan Loss	37.17%	33.48%	13.80%

Loan Delinquency Ratio (30 days and over)	2.10%	1.91%	.29%

(1)	Estimated Risk Based Capital for June 30, 2009